Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated April 24, 2012

PowerSharesETNs.com - Products - PowerShares DB Base Metals Exchange Traded
Notes Page 1 of 3

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD),
PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares
DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base
Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the
"PowerShares DB Base Metals ETNs") are the first U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals[], which is intended to track the long or short performance of futures contracts relating to aluminum, copper and zinc.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

 Fact Sheet Prospectus
------------------------------ --------------------------------------- ------------ ------------ ------------
Financial Details
                               BDD                                     BDG          BOS          BOM
                               4/24/2012                               4/24/2012    4/24/2012    4/24/2012
Last Update
                               9:34 AM EST                             12:00 AM EST 11:19 AM EST 10:57 AM EST
Price                          11.58                                   20.72        20.63        12.75
Indicative Intra-day Value     11.61                                   20.80        20.71        12.82
Last End of Day RP Value       11.4059                                 20.6262      20.878       13.0285
Last Date for End of Day Value 4/24/2012                               4/24/2012    4/24/2012    4/24/2012
ETN History as of 3/31/2012 (1) (Growth of $10,000 since June 30, 2008)

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PowerSharesETNs.com - Products - PowerShares DB Base Metals Exchange Traded
Notes Page 2 of 3

PowerShares DB Base Metals ETN
and Index Data

Ticker Symbols
Base Metals Double
                   BDD
Long
Base Metals Long   BDG
Base Metals Short  BOS
Base Metals Double
                   BOM
Short

Intraday Indicative Value Symbols
Base Metals Double
                               BDDIV Long Base Metals Long BDGIV Base Metals
Short BOSIV Base Metals Double BOMIV Short

CUSIP Symbols
Base Metals Double
                     25154K841
Long
Base Metals Long     25154K825
Base Metals Short    25154K833
Base Metals Double
                     25154K858
Short
Details
ETN price at listing     $25.00
Inception date          6/16/08
Maturity date            6/1/38
Yearly investor fee      0.75%
Listing exchange      NYSE Arca
Index Symbol            DBBMIX

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

Risks

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure to Base Metals Acceleration risk Credit risk of the issuer

ETN Performance and Index History(%) (1)
As of 3/31/2012                        1 Year 3 Year 5 Year 10 Year Inception
ETN Performance
Base Metals Double Long               -37.35  25.79       -       - -17.61
Base Metals Long                      -17.70  15.63       -       - -4.32
Base Metals Short                      11.93  -20.02      -       - -5.24
Base Metals Double Short               18.76  -39.88      -       - -16.84
Index History
Deutsche Bank Liquid Commodity Index-
                                      -17.10  16.39   -3.50       - -3.82
Optimum Yield Industrial Metals
Comparative Indexes (2)
S and P 500 Index                            8.54 23.42   2.01        -  3.39
Barclays Capital U. S. Aggregate          7.71   6.83  6.25        -  6.80
------------------------------- ------------- ------ ------ ------- ---------
Index Weights
As of 4/20/2012
Commodity                       Contract Expiry Date               Weight (%)
Aluminium                                9/19/2012                  31.98
Copper - Grade A                         3/20/2013                  34.83
Zinc                                     7/18/2012                  33.18

Source: Invesco PowerShares, Bloomberg L.P.

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index -
Optimum Yield Industrial Metals[] is July 12, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity
Index -- Optimum Yield Industrial Metals Excess Return[] (the "Base Metals
Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill
Index"), resetting monthly as per the formula applied to the PowerShares DB
Base Metals ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS.

(2)The S and P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index[] is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

An investment in the PowerShares DB Base Metals ETNs involves risks,

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4/24/2012

PowerSharesETNs.com - Products - PowerShares DB Base Metals Exchange Traded
Notes Page 3 of 3

Benefits

Leveraged and short notes Relatively low cost Intraday access Listed
Transparent

including possible loss of principal. For a description of the main risks, see
"Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Base Metals ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Base
Metals ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay.
The PowerShares DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Base Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Base Metals ETNs is not
equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Base Metals ETNs is zero, your investment will expire worthless.
Deutsche Bank may accelerate the PowerShares DB Base Metals ETNs upon the occurrence of a regulatory event as described in the pricing supplement.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Base Metals ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Base Metals ETNs may not be suitable for all investors.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations
The PowerShares DB Base Metals ETNs may not be suitable for investors with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.

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4/24/2012